SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                 FORM 8-K
              Current Report Pursuant to Section 13 or 15(d) of
                        The Securities Act of 1934


                      Date of Report: November 22, 1999

                       ENGINEERING MEASUREMENTS COMPANY
           (Exact name of registrant as specified in its charter)

        Colorado                 0-9880                    84-0572936
(State or other jurisdiction  (Commission File        (I.R.S. Employer
  of incorporation)              Number)                 Number)


                           600 Diagonal Highway
                         Longmont, Colorado 80501
                    (Address, including zip code, of
                       principal executive offices)

                              (303) 651-0550
                     (Registrant's telephone number,
                           including area code)




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Item 5.  Other Events

On November 12, 1999, the Registrant and Micron Technology, Inc. announced a joint development agreement for the purpose of developing certain types of advanced flow measurement and control devices predicated on Registrant's proprietary MACH-ONE TM technology, as more specifically described in the Press Release attached as an exhibit hereto.

Item 7.  Exhibits

Press Release dated November 12, 1999.


Pursuant to the requirements of the securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      ENGINEERING MEASUREMENTS COMPANY


                                      By: ____________________________

                                          Charles E. Miller

Date:  November 22, 1999

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EXHIBIT 99                                                 PRESS RELEASE

November 12, 1999

ENGINEERING MEASUREMENTS COMPANY
(NASDAQ SYMBOL: EMCO)
Joint development agreement
Corporate Contact: Charles E. Miller


     Engineering Measurements Company (NASDAQ: EMCO) and Micron Technology, Inc. (NYSE: MU) today announced a joint development agreement for the purpose of developing certain types of advanced flow measurement and control devices predicated on EMCO's proprietary MACH-ONET technology.

     Micron is a world leader in the manufacturing of DRAM memory components, devices commonly used in computers and a variety of other electronic applications.

     EMCO is a Longmont, Colorado based company and has been manufacturing flowmeter products and controllers for over 30 years. Charles E. Miller, president of EMCO, indicated that, "We are enthusiastic about this agreement and the opportunity to work with Micron to develop advanced flow control technologies for the semiconductor industry."

     Miller also indicated that, "the agreement with Micron enhances our ability to stay in tune with the rapid changes and developments occurring within the semiconductor industry."

     Through this agreement, EMCO and Micron will consult on the design and manufacture of the MACH-ONET mass-flow controller and enhancements. Mass flow controllers are extensively used by electronic component manufacturers to control critical manufacturing processes.

     "As the semiconductor industry moves to smaller and smaller feature sizes, greater demands are placed on control technologies," said Trung Doan, Micron's Vice President of Process Development. "We believe that the devices that will be developed will offer improved benefits in flow control needed for advanced processes."

     For more information, please contact Charles E. Miller, President, Engineering Measurements Company, (303) 651-0550.

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